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                                                                    EXHIBIT 11.1

                                  ARQULE, INC.

       STATEMENT RE COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

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
                                                                               YEAR ENDED DECEMBER 31,
                                                                            -----------------------------
                                                                               1995              1996
                                                                            -----------       -----------
Net loss..................................................................  $(2,252,000)      $(2,993,000)
                                                                            ===========       ===========
Weighted average shares outstanding:
    Common Stock..........................................................      599,000         2,430,000
    Assumed conversion of preferred stock.................................    5,548,000         4,922,000
    Shares issuable pursuant to SAB 83 using the treasury stock method....      706,000           353,000
                                                                            -----------       -----------
         Total shares.....................................................    6,853,000         7,705,000
                                                                            ===========       ===========
Unaudited pro forma net loss per share....................................  $     (0.33)      $     (0.39)
                                                                            ===========       ===========
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